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                                                                    EXHIBIT 10.L



[LOGO]

FAMILY RESTAURANTS, INC.







                  1995 MANAGEMENT INCENTIVE COMPENSATION PLAN

                                PLAN DESCRIPTION


OBJECTIVE

The Family Restaurants, Inc. (FRI) Management Incentive Compensation Plan
(MICP) is designed to motivate and reward employees who, by virtue of their position and responsibilities, are in a position to make a significant contribution toward attaining and exceeding the annual business objectives of FRI or any of its Operating Divisions.


ELIGIBILITY

Employees of FRI and its Operating Divisions are eligible to participate in MICP based on the following criteria:

         o Vice Presidents, Vice President equivalents and above who are not eligible to participate in other incentive programs are eligible to participate in the MICP Program.

         o A performance level of at least average as defined by the Company's performance standards, must have been achieved by an eligible participant.

Individual bonus targets for participants will differ and will reflect levels of responsibility and authority, as well as the relative impact and complexity of their positions. Individual target incentive awards are expressed as a percent of a participant's weighted average base salary for the calendar year in which this bonus applies.


ADMINISTRATION

The Nominating and Human Resources (Compensation) Committee of the FRI Board of Director's ("Committee") shall have full authority for the administration of MICP including, but not limited to, eligibility, performance criteria, and Plan modification or termination.
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INCENTIVE AWARD LEVELS

Individual incentive awards will be based on one, two, three, or four performance criteria, depending on a participant's position within the organization. The factors that comprise each participant's MICP award will include one or more of the following factors:

         o       Division Sales Performance
         o       Division EBITDA Performance
         o       FRI EBITDA Performance
         o       Personal Performance Objectives

EBITDA is defined as operating profit plus miscellaneous income/(expense), depreciation and opening expense.

The relative weighing of the above factors reflects the degree to which a participant can impact the performance of FRI or an Operating Division. For example, the incentive for a corporate participant is weighted exclusively on FRI performance, whereas a Division participant's incentive is weighted more heavily on Divisional performance. A combination of any of the above factors may be used in determining a participant's award.

The measurement criteria for MICP will be set for FRI and the Operating Divisions at the beginning of each plan year. These objectives will be based on many criteria including, but not limited to, the established sales/operating profit for the previous year, general economic conditions, the industry's competitive environment, and senior management's judgement as to what constitutes outstanding results.

Personal Performance Objectives will be established annually on an individual basis and communicated to Human Resources. At the end of each year, completion of Bonus Objectives will be evaluated and bonus amounts awarded accordingly.


TRANSFERS/PROMOTIONS/MERIT INCREASES

If an eligible participant is promoted to a new position during the year and if such new position reflects a different bonus opportunity percentage, such factors will be taken into consideration by management insofar as award determination is concerned. The same factors will be considered by management insofar as transfers among and between FRI and its Operating Divisions are concerned. In the case of merit increases during the year, the MICP awards will be based on the weighted average of a participant's base salary.
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MICP PAYOUT

Payment of MICP awards will be made annually, following management's determination of the operating results for FRI and each of its Operating Divisions and, barring unforseen circumstances, will be paid before the end of the first quarter of the following calendar year, to the extent performance warrants payment. In the event that a participant becomes eligible during the calendar year, any applicable award will be prorated for the number of months of service. Payroll and other associated statutory taxes will be withheld from all MICP awards.


TERMINATION

An eligible participant whose employment terminates, voluntarily or involuntarily, prior to the end of the fiscal year, will not be eligible to receive a MICP award. If termination occurs after the end of the fiscal year, but before payment, the Committee reserves the right to determine if payment, or portion thereof, will be made.


PENALTIES

A penalty of up to 100% of the MICP award can be assessed for any actions detrimental to the assets, reputation, or best interest of FRI and/or its Operating Divisions including, but not limited to, any lowering of standards in order to increase operating results, violation of established policies and procedures, substandard personal performance, etc.


PLAN MODIFICATION

In the event of unusual circumstances which materially impact the performance of FRI, its Operating Divisions, and/or the individual participant over which management and/or the individual participant has little or no control, the Committee may, through the exercise of prudent business judgment, amend the performance criteria of MICP and, in their discretion, raise or lower MICP awards. Such conditions as increased competition, forecasting errors, weather, etc., are ongoing business factors and would not, in and of themselves, warrant adjustment in performance criteria.

This MICP does not confer or create any rights in employees or any duties or obligations upon FRI. FRI will make all interpretations concerning the conditions and qualifications covered under this Plan and senior management reserves the right to modify or terminate the Plan, should circumstances so warrant. Notification of MICP modifications or terminations of MICP will be communicated to participating employees as appropriate.